FOR IMMEDIATE RELEASE

June 11, 2012

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES NEW ACQUISITION

Freehold, New Jersey….June 11, 2012 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition on June 8, 2012, of a 119,912 square foot industrial building located at 2710 South West 18th Street, Oklahoma County, Oklahoma City, Oklahoma, at a purchase price of $9,453,000.  The property is net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation.

The building is situated on approximately 15 acres and has expansion capabilities. This is a brand new construction by Jones Development Company.

Michael P. Landy, COO, commented, “Oklahoma City represents an excellent new market for Monmouth. Their economy is one of the strongest in the nation with low unemployment and substantial new investments being made in the region. This new built to suit building for FedEx Ground is a fully automated facility ideally situated between the airport and downtown. The building is expandable by 34,000 square feet.”

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly owned real estate investment trust specializing in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company’s portfolio now consists of seventy industrial properties and one shopping center located in twenty-six states.  In addition, the Company owns a portfolio of REIT securities.

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